EXHIBIT 99.1







CeriStar Inc.                                          January 12, 2004
Attn. Board of Directors
50 West Broadway, Suite 1100
Salt Lake City, Utah 84101


Dear Directors,

I respectfully submit to you my resignation as Chairman and Director of CeriStar Inc. effective immediately. I founded the company; I have served it diligently, and have positioned the company for success in an exciting new industry segment. The service I have rendered has been very fulfilling, and I believe beneficial to our employees and shareholders. However, for personal reasons it is necessary that I take this action at this time.

I continue to be very optimistic about the potential of CeriStar. I am pleased to offer my continued support to play a role in the success of the company by acting as a consultant to the CEO/President and advisor to the Board of Directors when and as appropriate. I believe this would enable me to continue to positively influence CeriStar's strategy, direction and financing, while enabling me to meet personal and family responsibilities at this time.

Sincerely;


/s/ David L. Bailey
-------------------
David L Bailey